FLOWERS INDUSTRIES, INC.
              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON OCTOBER 18, 1996



        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flowers Industries, Inc. (the "Company") will be held on October 18, 1996 at 11:00 A.M. Eastern Daylight Time at the Thomasville
Cultural Center, 600 East Washington Street, Thomasville, Georgia, for the following purposes:

          (1) To elect four members to the Board of Directors;

          (2) To consider and act upon a proposal to select Price
Waterhouse LLP as independent accountants for the Company for fiscal year 1997; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof;

all as set forth in the Proxy Statement accompanying this Notice.

          Only holders of record of issued and outstanding shares of Common Stock at the close of business on September 3, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such shareholders will be open for examination by any shareholder at the time and place of the meeting.



                                   By order of the Board of Directors




                                    G. ANTHONY CAMPBELL
                                    Secretary




P.O. Box 1338
Thomasville, Georgia 31799
September 13, 1996






          A PROXY CARD IS CONTAINED IN THE ENVELOPE IN WHICH THIS PROXY STATEMENT WAS MAILED. SHAREHOLDERS ARE ENCOURAGED TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE MEETING AND TO SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR ATTENDANCE AT THE MEETING IS URGED; IF YOU ATTEND THE MEETING AND DECIDE YOU WANT TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                      FLOWERS INDUSTRIES, INC.
                           PROXY STATEMENT
               FOR THE ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON OCTOBER 18, 1996


          This Proxy Statement is furnished to the holders of the common stock (the "Common Stock") of Flowers Industries, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at its Annual Meeting of Shareholders to be held on October 18, 1996 at 11:00 A.M. Eastern Daylight Time at the Thomasville Cultural Center, 600 East Washington Street, Thomasville, Georgia. The business address of the Company's principal office is P.O. Box 1338, Thomasville, Georgia 31799. It is anticipated that this Proxy Statement will be mailed to shareholders on or about September 13, 1996.

          A proxy card is enclosed. Any shareholder sending in the enclosed proxy has the power to revoke it at any time before it is exercised. Proxies may be revoked by: (1) executing a valid proxy bearing a later date; (2) sending written notice of revocation to the Secretary of the Company; or (3) appearing at the meeting and voting in person. When proxies in the accompanying form are returned properly executed, the shares represented by effective proxies will be voted according to instructions noted thereon.

          Unless otherwise specified, the proxies will be voted in favor of the four nominees for election to the Board of Directors of the Company and in favor of the proposed selection of Price Waterhouse LLP as independent accountants. The Board of Directors is not aware at this date of any other matters which will come before the meeting. If, however, any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

          The Company will bear the cost of solicitation of proxies by the Board of Directors, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Common Stock. Officers, Directors, and employees of the Company may solicit proxies by telephone, telegram, or personal interview.

           VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the meeting. The four candidates for election as Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the meeting. In order for the proposed selection of Price Waterhouse LLP as independent accountants for the Company for fiscal year 1997 to be approved by the shareholders, the votes cast favoring the proposal must exceed the votes cast opposing the proposal. Abstentions and non-votes will have no effect on the voting with respect to any proposal as to which there is an abstention or non-vote. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

          Only holders of record of issued and outstanding shares of Common Stock at the close of business on September 3, 1996 are entitled to notice of, and to vote at, the meeting. The number of outstanding shares of Common Stock, the holders of which were entitled to vote on September 3, 1996 was 58,430,989. All common share amounts shown in this Proxy Statement have been adjusted to reflect the three for two stock split effected through a stock dividend paid by the Company on November 17, 1995. Each shareholder is entitled to one vote for each share of Common Stock held on the record date. Shareholders are not entitled to cumulative voting in favor of Directors.

          The following table sets forth certain information with respect to the only persons or groups known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock. The determination of "beneficial ownership" is made pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such Rule provides that shares shall be deemed "beneficially owned" where a person or group has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares; or where a person or group has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined.

     Name and Address of                               Amount and Nature of                      Percent of
      Beneficial Owner                                 Beneficial Ownership                  Outstanding Stock
                                                       ====================                  =================
                                                      Voting        Dispositive           Voting         Dispositive
=============================                       =========       ===========          ========        ===========
Wellington Management Company                       1,698,315(a)    5,362,365(a)        less than 5%        9.31%
75 State Street
Boston, MA  02109

  (a) Shared voting and shared dispositive power only. According to a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 14, 1996 by Wellington Management Company ("WMC"), as of December 31, 1995, shares of the Company's Common Stock were beneficially owned by numerous investment advisory clients of WMC, none of which were known to have a beneficial interest with respect to more than 5% of the Company's outstanding Common Stock.


                        ELECTION OF DIRECTORS

          Directors of the Company are divided into three classes, so that only one class is elected each year. Unless authority to vote is withheld, proxies in the accompanying form will be voted for the following four nominees to the Board of Directors to serve for three years or until their successors shall be elected and shall have qualified. In the event that any nominee is unable to serve, such proxies will be voted for the remaining nominees and for such other person or persons, if any, as the proxy holders may determine. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. Set forth below is certain information about the Director-nominees and about the Directors whose terms expire in 1997 and 1998. Except as otherwise indicated, all have engaged in their principal occupations for more than the past five years.

Director-nominees:

          JOE E. BEVERLY, age 55, is Vice Chairman of the Board of Synovus Financial Corp. (NYSE) and Chairman of the Board of Commercial Bank in Thomasville, Georgia, a wholly-owned subsidiary of Synovus Financial Corp. He was President and a director of Commercial Bank from 1973 to 1989. Mr. Beverly was elected as a Director of the Company by the Board of Directors in August, 1996, and he is a member of the Audit Committee.

          RUSSELL M. FRYAR, age 57, who joined the Company in 1972, is Vice President and Treasurer of the Company. He has been a Director of the Company since 1975 and is a member of the Finance, Pension and Banking Committees.

          AMOS R. McMULLIAN, age 59, is Chairman of the Board of
Directors and Chief Executive Officer of the

Company. He joined the Company's predecessor corporation in 1963 and has been a Director of the Company since 1975. Mr. McMullian is Chairman of the Executive Committee and a member of the Nominating Committee.

          J. V. SHIELDS, JR., age 58, is Managing Director and Chairman of the Board of Directors of Shields & Company, New York, New York, a diversified financial services company and member of the New York Stock Exchange, Inc. Mr. Shields also is the Chairman of the Board of Capital Management Associates, Inc., a registered investment advisor, and the Chairman of the Board of Trustees of The 59 Wall Street Trust, the Brown Brothers Harriman mutual funds group. He has been a Director of the Company since 1989 and is a member of the Audit, Pension and Finance Committees.

Directors Whose Terms Expire in 1997:

          FRANKLIN L. BURKE, age 55, a private investor since 1991, is the former Senior Executive Vice President and Chief Operating Officer of Bank South Corp. (OTC), Atlanta, Georgia, and the former Chairman and Chief Executive Officer of Bank South, N.A., the principal subsidiary of Bank South Corp. From June 1993 through February 1994 Mr. Burke was employed as an advisor by the J. B. Fuqua Foundation, Inc. He has been a Director of the Company since 1994 and is a member of the Audit and Compensation Committees.

          G. ANTHONY CAMPBELL, age 44, who joined the Company in 1983, is General Counsel and Secretary of the Company. He has been a Director of the Company since 1991.

          ROBERT P. CROZER, age 49, has been Vice Chairman of the
Board of Directors of the Company since 1989. He joined the Company in 1973, and he has been a Director of the Company since 1979. Mr. Crozer is a member of the Executive and Finance Committees.

          L. S. FLOWERS, age 74, retired as Chairman of the Board of Directors of the Company in 1985. He has been a Director of the Company since 1968 and is a member of the Executive and Nominating Committees. Mr. Flowers also is a Director of American Heritage Life Insurance Company, the principal subsidiary of American Heritage Life Investment Corporation (NYSE).

          JOSEPH L. LANIER, JR., age 64, has been Chairman of the Board of Directors and Chief Executive Officer of Dan River Inc., Danville, Virginia, a textile company, since 1989. He is a Director of Dimon, Inc. (NYSE), SunTrust Banks, Inc. (NYSE), and Torchmark Corp. (NYSE). Mr. Lanier has been a Director of the Company since 1977 and is Chairman of the Compensation Committee.

Directors Whose Terms Expire in 1998:

          EDWARD L. BAKER, age 61, is Chairman of the Board and Chief Executive Officer of Florida Rock Industries, Inc. (AMEX), a construction materials company based in Jacksonville, Florida, which produces and markets sand, gravel, crushed stone, concrete blocks and other building materials throughout the Southeast. He is also a Director of American Heritage Life Insurance Company, the principal subsidiary of American Heritage Life Investment Corporation (NYSE), Regency Realty Corporation (NYSE), and FRP Properties (OTC). Mr. Baker is Chairman of the Audit Committee, a member of the Compensation Committee and has been a Director of the Company since 1992.

          HEETH VARNEDOE III, age 59, who joined the Company's predecessor corporation in 1960, is President and Chief Operating Officer of the Company. Mr. Varnedoe has been a Director of the Company since 1980 and is a member of the Executive Committee. He also is a Director of Integrity Music, Inc. (OTC).

          C. MARTIN WOOD III, age 53, is Senior Vice President and Chief Financial Officer of the Company. He joined the Company in 1970 and has been a Director of the Company since 1975. Mr. Wood is Chairman of the Finance and Banking Committees, and is a member of the Executive and Pension Committees.

          Heeth Varnedoe III is a nephew of L. S. Flowers. The spouses of Robert P. Crozer, J.V. Shields, Jr. and C. Martin Wood III are nieces of L.S. Flowers.

          John B. Ellis is retiring from the Board of Directors effective as of the Company's annual meeting on October 18, 1996. Mr. Ellis has served on the Board since 1968. He served on both the Compensation and Finance Committees and has been Chairman of the Pension Committee since April 1983. The Company expresses its sincere gratitude and appreciation to Mr. Ellis for his distinguished service and insightful guidance during his long association with the Company.

          The following table shows the amount of Common Stock beneficially owned as of August 16, 1996 by each Director and Director-nominee, and by all Directors, Director-nominees, and Executive Officers as a group, consisting of 14 persons. Each individual has beneficial ownership of the shares which are subject to any unexercised vested options held by him; and, except as indicated by footnote, each individual has sole voting power and sole investment power with respect to the number of shares beneficially owned by him. Directors and Executive Officers are required to file reports of their holdings and transactions in the Common Stock of the Company with the Securities and Exchange Commission under federal securities laws. All such reports have been timely filed.

                                                          Amount and Nature                         Percent
                                                            of Beneficial                              of
                     Name                                     Ownership                              Class
========================================                  =================                         =======
Edward L. Baker                                                 21,775                                 *
Joe E. Beverly                                                  27,000 (1)                             *
Franklin L. Burke                                                2,322 (2)                             *
G. Anthony Campbell                                            258,230 (3)                             *
Robert P. Crozer                                             1,134,294 (4)                           1.93%
L. S. Flowers                                                  260,064 (5)                             *
Russell M. Fryar                                               144,978 (6)                             *
Joseph L. Lanier, Jr.                                           33,449 (7)                             *
Amos R. McMullian                                              703,424 (8)                           1.20%
J. V. Shields, Jr.                                               7,500 (9)                             *
Heeth Varnedoe III                                             296,475 (10)                            *
C. Martin Wood III                                             409,013 (11)                            *
All Directors and
          Executive Officers
          as a group (14 persons)                            3,746,841 (12)                          6.26%
______________________


* Less than one percent.

 (1) Does not include 30,655 shares owned by the spouse of Mr. Beverly and 7,443 shares owned by a trust for which his spouse is co-trustee, as to which shares Mr. Beverly disclaims any beneficial ownership.

 (2) Includes 2,001 shares owned by the spouse of Mr. Burke, over which shares Mr. Burke has investment authority.

 (3) Includes unexercised stock options for 152,593 shares and restricted stock awards of 64,283 shares, of which 21,427 shares are subject to forfeiture.

 (4) Includes: (i) unexercised stock options for 179,529 shares; (ii) restricted stock awards of 108,481 shares, of which 50,624 shares are subject to forfeiture; and (iii) 655,187 shares held by limited partnerships in which Mr. Crozer and his spouse are the general partners. Does not include the following shares as to which Mr. Crozer disclaims any beneficial ownership: (i) 5,062 shares held by Mr. Crozer and his spouse as custodians for their minor son; (ii) 134,816 shares held by trusts for the benefit of Mr. Crozer's minor children; and (iii) 1,348,170 shares owned by the spouse of Mr. Crozer.

 (5) Does not include 294,890 shares owned by the spouse of Mr.
     Flowers, as to which Mr. Flowers disclaims any beneficial ownership.

 (6) Includes unexercised stock options for 37,500 shares and restricted stock awards of 29,999 shares, all of which are subject to forfeiture. Does not include 27,000 shares owned by the spouse of Mr. Fryar, as to which Mr. Fryar disclaims any beneficial ownership.

 (7) Does not include 15,927 shares owned by the spouse of Mr. Lanier, as to which Mr. Lanier disclaims any beneficial ownership.

 (8) Includes unexercised stock options for 150,000 shares and restricted stock awards of 96,428 shares, of which 74,999 shares are subject to forfeiture.

 (9) Does not include 2,161,002 shares owned by the spouse of Mr.
     Shields, as to which Mr. Shields disclaims any beneficial ownership.

(10) Includes unexercised stock options for 120,000 shares and restricted stock awards of 79,552 shares, of which 50,624 shares are subject to forfeiture. Does not include 2,446 shares owned by the spouse of Mr. Varnedoe, as to which Mr. Varnedoe disclaims any beneficial ownership.

(11) Includes: (i) unexercised stock options for 37,500 shares; (ii) restricted stock awards of 64,283 shares, of which 29,999 shares are subject to forfeiture; and (iii) 34,200 shares held by a trust of which Mr. Wood is co-trustee with shared voting and investment power. Does not include the following shares, as to which Mr. Wood disclaims any beneficial ownership: 1,939,462 shares owned by the spouse of Mr. Wood and 17,100 shares held by Mr. Wood as custodian for a minor child.

(12) Includes unexercised stock options for 834,151 shares and restricted stock awards of 550,512 shares, of which 334,646 shares are subject to forfeiture. Does not include the shares with respect to which beneficial ownership is disclaimed as indicated in the preceding footnotes.

Committees of The Board of Directors

          The Board of Directors has established certain standing committees, which include the Audit, Nominating, and Compensation
Committees.

          The Board of Directors met six times during the last fiscal year. Its Audit Committee met twice; its Nominating Committee met twice; and its Compensation Committee met twice. Each incumbent Director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and all committees on which he served during his respective period of service.

          The members of the Audit Committee are Edward L. Baker, Chairman, Joe E. Beverly, Franklin L. Burke, and J. V. Shields, Jr.; and the functions of the Audit Committee are: (a) recommending to the Board of Directors the engagement or discharge of independent auditors; (b) reviewing investigations into matters relating to audit functions; (c) reviewing with independent auditors the plan for and results of the audit engagement; (d) reviewing the scope and results of the Company's internal auditing procedures; (e) reviewing the independence of the auditors; (f) considering the range of audit and non-audit fees; (g) reviewing the adequacy of the Company's system of internal accounting controls; and (h) reviewing related party transactions.

          The members of the Nominating Committee are L. S. Flowers and Amos R. McMullian; and the functions of the Nominating Committee are: (a) selecting or recommending to the Board of Directors selection of, nominees for election as Directors; and (b) considering the performance of incumbent Directors in determining whether to nominate them for reelection. The Nominating Committee will consider nominations for the next annual meeting which are submitted by shareholders in writing to the Committee at the Company's principal office by May 17, 1997.

          The members of the Compensation Committee are Joseph L. Lanier, Jr., Chairman, Edward L. Baker, Franklin L. Burke and John B. Ellis; and the functions of the Compensation Committee are: (a) approving, or recommending to the Board of Directors approval of, compensation plans for officers and Directors; (b) approving, or recommending to the Board of Directors approval of, remuneration arrangements for Directors and senior management; and (c) granting benefits under compensation plans.

Directors' Fees

          Each non-employee member of the Board of Directors receives payments pursuant to a standard arrangement. For fiscal year 1996, such Directors received: (i) $850 for each meeting of the Board or committee of the Board attended, with each chairman of a Board committee receiving an additional $300 per meeting; (ii) $1,800 per month; and (iii) reimbursement for travel expenses.

          During the fiscal year, W. H. Flowers, Chairman Emeritus of the Board of Directors of the Company through January 12, 1996, and L.
S. Flowers, a Director of the Company, received payments totaling $159,903 and $61,802, respectively, for consulting services provided to the Company pursuant to separate, written contracts between the Company and each individual. The contracts provide that during their term each of Messrs. Flowers will not compete, directly or indirectly, with the Company. Unless earlier terminated, each respective contract will terminate upon the death of each individual.

                       EXECUTIVE COMPENSATION


Board Compensation Committee Report on Executive Compensation

          The executive compensation program of the Company is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of four non-employee Directors. The Committee periodically evaluates the executive compensation program to assure that it is reasonable, equitable, and competitive. The Committee considers the recommendations of outside, independent compensation specialists in evaluating compensation levels, plan design, and administration.

Compensation Philosophy

          The Committee administers each aspect of the executive compensation program in a manner that emphasizes the Company's primary long-term goals, which are the creation of consistent earnings growth and the enhancement of shareholder value in the Company's Common Stock. The Committee considers these goals to be attainable by maintaining continuity within an experienced, professional and technically proficient executive group. The compensation program is therefore designed (a) to be competitive with other similarly situated companies, (b) to be equitable by offering a reasonable level of base compensation, and (c) to align the interests of the executives with those of the shareholders. The primary compensation arrangements, tailored to fulfill this philosophy and utilized by the Committee in various combinations, are as follows:

Base Salary

          Each year, the Committee reviews the contribution made to the Company's performance by each senior executive and approves the executive's base salary. The base salary represents the Company's ongoing compensation commitment and forms the foundation for the executive compensation program. The Committee ensures that a competitive base salary is maintained for each executive by periodically reviewing the results of independent national survey data for comparable positions in companies with a dollar sales volume similar to Flowers.

Bonus Plan

          The Company's Annual Executive Bonus Plan (the "Bonus Plan"), which has been in place for a number of years, provides for an annual incentive bonus, which is expressed as a percentage of base salary, varying by position with the Company. A bonus is awarded upon the Company's attainment of a specified earnings per share goal. In addition, the Bonus Plan is designed to provide the executive an increased award, limited to an amount determined as twice the bonus percentage established for the executive's position multiplied by the executive's base salary, if actual earnings per share significantly exceed the goal. Correspondingly, the Bonus Plan is designed to provide the executive a lesser award if actual earnings per share fall below the goal, and no award at all if actual earnings per share fall below eighty percent of the goal. This mechanism provides motivation for the executive to continue to strive for improved earnings per share in any given year, regardless of the fact that the goal may, or may not, be obtained.

Stock Incentive Plans

          In keeping with the Committee's philosophy that the element of shareholder risk is an essential compensation tool, stock based incentives comprise the largest portion of the compensation program for the persons listed in the executive compensation tables. The Committee believes that continuation of stock based incentives is fundamental to the enhancement of shareholder value.

          In years prior to fiscal 1993, the Committee granted stock options under the Company's 1982 Incentive Stock Option Plan (the "1982 Plan"). The 1982 Plan expired on October 15, 1992, and therefore no additional grants will be made under the 1982 Plan, although the individuals in the executive group have available currently exercisable options with expiration dates up to the year 2001.

          The 1989 Executive Stock Incentive Plan (the "1989 Plan") is the Company's ongoing intermediate and long-term incentive plan. The 1989 Plan provides the Committee an opportunity to make a variety of stock based awards while selecting the form that is the most appropriate for the Company and the executive group. The two types described below contain elements which focus the executive's attention on one of the Company's primary goals, the enhancement of shareholder value.

          NON-QUALIFIED STOCK OPTIONS: During fiscal 1996, the Committee granted non-qualified stock options under the 1989 Plan (the "1996 Options"). The 1996 Options are exercisable at any time, commencing on the first anniversary of the grant date, until the year 2005. The executives are required to pay the market value of the shares, determined as of the grant date, which was $12.67 (the "Option Price"). The executives have no rights as shareholders with respect to the shares subject to the 1996 Options until payment of the Option Price. The 1996 Options are subject to forfeiture in the event of termination of employment, other than for retirement, disability, death, termination without cause, or termination for any reason which the Committee determines should not result in forfeiture.

          EQUITY INCENTIVE AWARDS: During fiscal 1992, the Committee granted an award under the 1989 Plan referred to as the Equity Incentive Award (the "1992 Award"). The executives are required to pay one half of the market value of the shares, determined as of the award date, no later than the termination of the last restrictions on the 1992 Award. The restrictions on the shares of the 1992 Award terminate ratably over the five-year period ending November 15, 1996. The unvested shares are subject to forfeiture in the event of termination of employment, other than for retirement, disability, death, termination without cause, or termination for any reason that the Committee determines should not result in forfeiture, prior to November 15, 1996. The executives are entitled to vote the shares and receive the Common Stock dividend during the period in which the shares are subject to forfeiture.

          Consistent with the Committee's philosophy of aligning executive compensation with the shareholders market appreciation goal, the 1992 Award provided that in the event the per share market value of the Common Stock reached or exceeded targeted per share market values of $12 and $15.33 prior to the expiration of the 1992 Award on November 15, 1996, the recipient would receive additional shares. During fiscal 1993, the Common Stock targeted market value of $12 per share was attained and additional shares equal to one-half of the 1992 Award were granted, at a purchase price of $6 per share, subject to the same terms and conditions as the 1992 Award but with a three year ratable period during which the restrictions lapsed. During fiscal 1996, the Common Stock targeted market value of $15.33 per share was attained and additional shares equal to one-half of the 1992 Award were granted at a purchase price of $7.67 per share, subject to the same terms and conditions as the 1992 Award but with a three year ratable period during which the restrictions will lapse.
8

Compensation of Chief Executive Officer

          During fiscal 1996, Mr. McMullian received a base salary of $481,600, which amount was determined by the Committee to be appropriate in consideration of the Company's performance, Mr. McMullian's leadership and contribution to the Company's performance and market conditions. In accordance with the terms of the Bonus Plan, he was not awarded a bonus for fiscal 1996 since the actual earnings per share fell below eighty percent of the earnings per share goal.

          During fiscal 1996, Mr. McMullian was granted the right to purchase 53,572 shares of the Company's Common Stock under the terms of the 1992 Award due to the common stock attaining the targeted market value of $15.33 per share. In addition, he was granted non-qualified stock options to purchase 150,000 shares of the Company's Common Stock pursuant to the Company's 1989 Executive Stock Incentive Plan.

Deductibility of Compensation Expenses

          The Company is not allowed a federal income tax deduction for compensation paid to certain executive officers in excess of $1 million, except to the extent such excess is paid under an "existing binding contract" or otherwise constitutes "performance based compensation" as defined by the Internal Revenue Code. The Committee believes that the provisions of the Bonus Plan and the 1989 Executive Stock Incentive Plan will result in performance based compensation and the Company will not lose any federal income tax deduction for compensation paid under the Company's existing compensation programs. The Committee will consider this deduction limitation during future deliberations and will continue to act in the best interests of the Company.

Summary

          The Committee believes the base salary and the Bonus Plan provide an efficient and effective mechanism to reward the executive group for the daily leadership required to maximize the Company's current performance. Additionally, the stock-based awards granted under the 1989 Executive Stock Incentive Plan serve to align the long term interests of the executives with those of the shareholders so that decisions are made as owners of the Company.



                                      The Compensation Committee
                                      of the Board of Directors
                                      Joseph L. Lanier, Jr., Chairman
                                      Edward L. Baker
                                      Franklin L. Burke
                                      John B. Ellis

                      Flowers Industries, Inc.
           Comparison of Five Year Cumulative Total Return
                  Versus S&P 500 and S&P Food Index

[GRAPH HERE]
                                Base
                               Period
Company/Index                  Jun 91          Jun 92        Jun 93      Jun 94     Jun 95     Jun 96
===============               ========        ========       ======      ======     ======     ======
Flowers Industries Inc           100           109.94        107.10      123.48     138.13     178.86
S&P Foods-500                    100           111.92        111.63      111.77     144.43     169.90
S&P 500 Index                    100           113.41        128.87      130.68     164.75     207.59


          Companies in the S&P Food Index are weighted by market capitalization and indexed to 100 at June 30, 1991. All dividends are deemed reinvested over the reported period.

                       EXECUTIVE COMPENSATION

          The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company for the periods indicated.

SUMMARY COMPENSATION TABLE

                                               Annual Compensation                Long Term Compensation
                                      ==================================   =======================================
                                                                         Restricted            Long Term     All
                                                                  Other    Stock     Option    Incentive    Other
           Name and                   Fiscal  Salary     Bonus    Comp.    Awards    Awards     Payouts     Comp.
      Principal Position               Year      $         $        $        $         #           $          $
==============================        ======  =======   =======   =====   ======== ========    =========    ======
Amos R. McMullian                      1996   481,600         0     0     410,737   150,000        0          0
   Chairman of the Board               1995   436,800   299,295     0           0         0        0          0
   and Chief Executive Officer         1994   420,000         0     0           0         0        0          0

Robert P. Crozer                       1996   370,700         0     0     277,239    90,000        0          0
   Vice Chairman of the Board          1995   324,480   177,867     0           0         0        0          0
                                       1994   312,000         0     0           0         0        0          0

Heeth Varnedoe III                     1996   370,700         0     0     277,239    90,000        0          0
   President and Chief Operating       1995   324,480   177,867     0           0         0        0          0
   Officer                             1994   312,000         0     0           0         0        0          0

George E. Deese                        1996   255,900         0     0     187,297    60,000        0          0
   President and Chief Operating       1995   235,900   113,147     0           0         0        0          0
   Officer, Baked Products Group       1994   205,900         0     0           0         0        0          0

Gary L. Harrison                       1996   255,900         0     0     187,297    60,000        0          0
   President and Chief Operating       1995   235,900   188,147     0           0         0        0          0
   Officer, Mrs. Smith's Bakeries,
   Inc.                                1994   205,900    75,000     0           0         0        0          0

          The individuals set forth in the table above held the following Equity Incentive Award shares granted under the 1989 Executive Stock Incentive Plan, subject to the restrictions of each grant, and valued at the fiscal year end closing market price of $16.125, less the price required to be paid by the individual at the time the restrictions lapse. Messrs. McMullian 96,428 shares, $944,150; Crozer 108,481 shares, $1,134,495; Varnedoe 79,552 shares,
$803,027; Deese 34,201 shares, $318,582; Harrison 73,285 shares,
$766,407. The shares earn the Common Stock dividend.

Option Grants in Last Fiscal Year

                                 Number of          Percent
                                 Securities         of Total
                                 Underlying         Options         Exercise                              Grant
                                  Options           Granted         or Base                                Date
                                  Granted         to Employees       Price            Expiration         Present
              Name                  #            in Fiscal Year    ($/SH) (1)           Date (2)      Value ($) (3)
========================         ==========      ==============    ==========        ==============   ============
Amos R. McMullian                 150,000             26.67%            12.67        August 3, 2005      443,301
Robert P. Crozer                   90,000             16.00%            12.67        August 3, 2005      265,981
Heeth Varnedoe III                 90,000             16.00%            12.67        August 3, 2005      265,981
George E. Deese                    60,000             10.67%            12.67        August 3, 2005      177,320
Gary L. Harrison                   60,000             10.67%            12.67        August 3, 2005      177,320

NOTES:
(1) The exercise price is equal to the fair market value on the date of the grant, adjusted to reflect the three for two stock split effected through a stock dividend paid by the Company on November 17, 1995.

(2) Options have a ten year term and become exercisable on the first anniversary of the grant date.

(3) In accordance with the Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming: (I) an expected volatility of 21.77%, (ii) an expected dividend yield of 4.31%, (iii) a risk-free interest rate of 6.70%, (iv) an option term of ten years, and (v) no discounts for non-transferability or risk of forfeiture.

      The following table provides information on option exercises during fiscal 1996 by the named executive officer and the value of unexercised options, at the fiscal year end closing price of $16.125.

Aggregate Option Exercises in the Last Fiscal Year and Year End Option
Values


                                                                                                        Value of
                                                                                    Number of          Unexercised
                                                                                   Unexercised         in-the-Money
                                                                                    Options at          Options at
                                                                                     Year End            Year End
                                                                                 ===============      =============
                                                                 Annualized
                               Shares Acquired     Value            Value          Exercisable/        Exercisable/
                                 On Exercise      Realized        Realized        Unexercisable       Unexercisable
      Name                            #               $            $ (1)                #                   $
=====================          ===============    ========       ==========       =============       ==============
Amos R. McMullian                        0                0             0          NONE/150,000         NONE/518,700
Robert P. Crozer                         0                0             0         89,529/90,000      680,051/311,220
Heeth Varnedoe III                  29,529          180,875        18,087         30,000/90,000      211,260/311,220
George E. Deese                          0                0             0          NONE/60,000          NONE/207,480
Gary L. Harrison                         0                0             0         37,029/60,000      266,613/207,480

(1) Represents the total value realized divided by the option period of ten years.

Severance Policy

          The Company's Severance Policy (the "Policy") would pay one year's compensation to any employee (including those who are members of a collective bargaining unit and bargain to be included in the Policy) who is actually or constructively terminated, other than for good cause, following a Change in Control, as defined in the Company's benefit plans. The Policy reduces the amount payable to any individual who would be subject to the "golden parachute" excise tax imposed by the Internal Revenue Code of 1986, as amended, if, and only to the extent that, the net amount after taxes received by the individual would be greater than if there had been no reduction.

Separation Agreements

          The Company has authorized separation agreements with all executive officers and certain other key employees. These agreements serve as memoranda of the Change in Control provisions which have been authorized by the Company in its benefit plans, and provide additional benefits, including relocation benefits and certain welfare benefits in the event of termination of employment following a Change in Control, except that these benefits are to be reduced to the extent benefits are received under the Severance Policy described above. The Compensation Committee may select, in its sole discretion, any additional executives to be offered such separation agreements.

Retirement Plan

          The Flowers Industries, Inc. Retirement Plan No. 1 (the "Retirement Plan") provides a pension upon retirement on or after age 65 to employees of the Company and its adopting subsidiaries. The pension is the sum of annual credits earned during employment. Currently, each annual credit is 1.35 percent of the first $10,000 of W-2 earnings, subject to certain exclusions, for each year of service and 2 percent of W-2 earnings, subject to certain exclusions, in excess of $10,000 each year for each year of service. The table below includes the estimated amounts which would be payable to the persons indicated upon their retirement at age 65 under the provisions of the Retirement Plan as supplemented by the Company's Supplemental Executive Retirement Plan described immediately below and assuming that payment is made in the form of a 50% joint and survivor annuity.

                 DISCLOSURE FOR CERTAIN INDIVIDUALS

                         Credited Years                 Projected
                          of Service                  Annual Benefit
                         ==============               ==============

  A. R. McMullian             32                         $243,534
  R. P. Crozer                22                         $199,460
  H. Varnedoe III             35                         $159,317
  G. E. Deese                 32                         $137,519
  G. L. Harrison              40                         $107,044

Supplemental Executive Retirement Plan

         The Company's 1990 Supplemental Executive Retirement Plan provides a supplemental retirement income benefit for any executive who is a participant in the Retirement Plan, if his Retirement Plan benefit is subject to certain restrictions which apply to tax-qualified plans. The supplemental benefit is equal to the excess of (I) the benefit he would have received according to the Retirement Plan formula had he not been subject to limitations on maximum benefits or pensionable compensation which may be provided by tax-qualified plans over (ii) the amount he will receive from the Retirement Plan as so limited. The 1990 Supplemental Executive Retirement Plan is not tax-qualified. The purpose of the Plan is to ensure that each participating executive's total retirement income benefits will equal the amounts that would have been payable to him under the Retirement Plan absent said limitations. Payments pursuant to this Plan will be calculated in the form of a life only annuity, and the actuarial equivalent thereof will be paid in the form which the participating executive has elected for purposes of the Retirement Plan. Payments will be made from the Company's general assets. Payments will be made at the same time as the participant's distributions from the Retirement Plan, except in the event of a Change in Control, in which event the actuarial equivalent of anticipated payments will be paid immediately in a lump sum. Accruals under this Plan during fiscal year 1996 amounted to $1,249,278 and $6,125 was distributed from the Plan during fiscal year 1996.


               TRANSACTIONS WITH MANAGEMENT AND OTHERS

          Under the terms of an agreement between the Company and Merrily Plantation, Inc. ("Merrily"), the Company is granted the use of approximately 6,000 acres of land owned by Merrily, together with the use of lodging, dining, and conference room facilities located thereon. The facilities are used primarily for seminars, training sessions, planning sessions, and other meetings involving Company employees and for the entertainment of customers. During the last fiscal year, the Company paid Merrily $93,918. The Company has surveyed facilities comparable to Merrily to assess the relative quality and cost of such facilities and has determined that the amount paid to Merrily for the use of its facilities is competitive with that charged for the use of comparable facilities. The Company has further determined that the use of the Merrily facilities in the past has been beneficial to the business of the Company and that its continued use for employee functions and entertainment of customers is in the Company's best interest. All of the outstanding capital stock of Merrily is owned by the three children of W. H. Flowers, the former Chairman Emeritus of the Board of Directors of the Company, and the Fontaine Flowers McFadden Merrily Trust, a trust formed for the benefit of the descendants of a deceased daughter of W. H. Flowers. One of the shareholders is the spouse of C. Martin Wood III, who is Senior Vice President and Chief Financial Officer, a Director of the Company and an Assistant Secretary-Treasurer of Merrily; another of such shareholders is the spouse of Robert P. Crozer, who is Vice Chairman of the Board and a Director of the Company; and another of such shareholders is the spouse of J. V. Shields, Jr., who is a Director of the Company and a Director-nominee herein.

          Pursuant to its previously announced stock repurchase program, between April 2, 1996 and April 30, 1996, the Company purchased, through Shields and Company ("Shields"), a total of 52,000 shares of its Common Stock for a total consideration of $674,019, of which $2,600 represented commissions paid to Shields. J. V. Shields, Jr., a Director of the Company and a Director-nominee herein, is Managing Director and Chairman of the Board of Directors of Shields.

          As an adjunct to the Company's stock repurchase plan, the Company from time to time purchases its Common Stock in private transactions. On August 22, 1995, the Company purchased from Russell
M. Fryar, Vice President and Treasurer, and a Director of the Company and a Director-nominee herein, 10,000 shares of Common Stock at the then market value, for a total consideration of $215,000. Of the 10,000 shares, 4,484 shares had been held by Mr. Fryar for more than two years, 4,566 of the shares were acquired by him pursuant to the purchase of an Equity Incentive Award on November 17, 1993, at a cost of $9.00 per share and 950 of the shares were acquired by him pursuant to the purchase of an Equity Incentive Award on November 17, 1993, at a cost of $7.00 per share.

          In 1990, the Company loaned Gary L. Harrison, President and Chief Operating Officer of Mrs. Smith's Bakeries, Inc., the sum of $500,000. Mr. Harrison's note is secured by shares of Flowers Common Stock owned by him and by a life insurance policy. In August 1996, the note was amended to provide that principal is to be repaid only in amounts equal to annual incentive bonuses earned by Mr. Harrison. The note becomes immediately due and payable upon termination of employment, disability, or death. The balance due on Mr. Harrison's note, as of August 16, 1996, is $182,962.


              RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

          Action is to be taken at the meeting concerning the selection of the Company's independent accountants for fiscal year 1997. Price Waterhouse LLP, which acted as the Company's independent accountants during the last fiscal year, is being recommended for selection as the Company's independent accountants for fiscal year 1997.

          Representatives of Price Waterhouse LLP will be present at the meeting and will be available to respond to appropriate questions. Such representatives will be offered the opportunity to make a statement if they desire to do so.

    The Board of Directors recommends a vote FOR the selection of Price Waterhouse LLP as the Company's independent accountants for fiscal year 1997.


                       SHAREHOLDERS' PROPOSALS

          Any shareholder of the Company who wishes to present a proposal to be considered at the next annual meeting must deliver such proposal in writing to the Secretary of the Company by May 17, 1997 in order for it to be included in the proxy material for the 1997 Annual Meeting.




                                    FLOWERS INDUSTRIES, INC.

                                    G. ANTHONY CAMPBELL
                                    Secretary

P.O. Box 1338
Thomasville, Georgia 31799


15


[ATTACHMENT -- PROXY CARD]
FLOWERS INDUSTRIES, INC.
P. O. BOX 1338
THOMASVILLE, GEORGIA 31799

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Amos R. McMullian, Robert P. Crozer and G. Anthony Campbell, and each of them, with power of substitution in each, proxies to appear and vote, as designated below, all Common Stock of Flowers Industries, Inc. held of record on September 3, 1996 by the undersigned, at the Annual Meeting of Shareholders to be held on October 18, 1996, and at all adjournments thereof. Management recommends a vote in favor of all nominees listed in Item 1 and in favor of Proposal 2.


1.   ELECTION OF DIRECTORS
     Nominees: Joe E. Beverly, Russell M. Fryar, Amos R. McMullian, J.V. Shields Jr.

  [box] FOR all nominees listed above         [box] WITHHOLD AUTHORITY
       (except as marked to the contrary)           to vote for all
                                                    nominees listed
                                                    above

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.

2.   PROPOSAL TO SELECT PRICE WATERHOUSE LLP AS INDEPENDENT
     ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 1997.

     [box] FOR              [box] AGAINST          [box] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS
INDICATED. IF NO INDICATION IS MADE, IT WILL BE VOTED IN FAVOR OF ALL DIRECTOR-NOMINEES AND IN FAVOR OF PROPOSAL 2.

Dated: __________________________. 1996
________________________________________
________________________________________
(Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.)

PLEASE MARK, DATE, AND SIGN THIS PROXY, INDICATING ANY CHANGE OF ADDRESS, AND RETURN IT PROMPTLY TO WACHOVIA BANK OF NORTH CAROLINA, N.A., P.O. BOX 3001, WINSTON-SALEM, NORTH CAROLINA 27102-3001. THE ENCLOSED ENVELOPE ALREADY IS ADDRESSED AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.